                                                                   EXHIBIT 10.1


                                CREDIT AGREEMENT

                           Dated as of April 17, 1998

                                      among

                               TRIDEX CORPORATION,

                           PROGRESSIVE SOFTWARE, INC.,

                         ULTIMATE TECHNOLOGY CORPORATION

                                 TRIDEX NC, INC.

                                       and

                               FLEET NATIONAL BANK


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

            CREDIT AGREEMENT dated as of April 17, 1998 among TRIDEX CORPORATION, a Connecticut corporation ("Tridex"), PROGRESSIVE SOFTWARE, INC., a North Carolina corporation ("PSI"), ULTIMATE TECHNOLOGY CORPORATION, , a New York corporation ("UTC"), TRIDEX NC, INC., a North Carolina corporation ("Tridex NC", and collectively, together with Tridex, UTC and PSI, the "Borrowers" and each individually a "Borrower"), and FLEET NATIONAL BANK, a national banking association organized under the laws of the United States of America (the "Bank").

            WHEREAS, the Borrowers desire that the Bank extend credit as provided herein and the Bank is prepared to extend such credit; and

            WHEREAS, the Borrowers are and will be operated on an integrated basis in connection with their respective financial resources and each of the Borrowers will receive direct and indirect economic and financial benefits from the credit to be extended under this Agreement, and each of the Borrowers acknowledges that the Bank would not provide the financing hereunder but for the joint and several obligations of each such Borrower hereunder with respect to all such indebtedness incurred hereunder.

            NOW THEREFORE, in consideration of the foregoing, which is incorporated by reference, and other valuable consideration, receipt of which is acknowledged, the parties, intending to be legally bound, agree as follows:

ARTICLE 1. DEFINITIONS; ACCOUNTING TERMS

            Section Definitions. As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa):

            "Affiliate" means any Person: (a) which directly or indirectly controls, or is controlled by, or is under common control with, any Borrower or any of their respective Subsidiaries; (b) which directly or indirectly beneficially owns or holds five percent or more of any class of voting stock of any Borrower or any of their respective Subsidiaries; (c) five percent or more of the voting stock of which is directly or indirectly beneficially owned or held by any Borrower or any of their respective Subsidiaries; or (d) which is a partnership in which any Borrower or any of their respective Subsidiaries is a general partner. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

            "Agreement" means this Credit Agreement, as amended or supplemented from time to time. References to Articles, Sections, Exhibits, Schedules and the like refer to the Articles, Sections, Exhibits, Schedules and the like of this Agreement unless otherwise indicated.

            "Amortization Date" means the last day of each calendar quarter, commencing on June 30, 1998, up to (and including) the Termination Date, provided that if any such day is not a Banking Day, such day shall be the next succeeding Banking Day.

            "Banking Day" means, a day on which commercial banks settle payments in (i) New York or London if the payment obligation is calculated by reference to any LIBO Rate, or (ii) New York, if the payment obligation is calculated by reference to the Prime Rate.


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            "Borrowing" means any Loan requested by any Borrower hereunder.

            "Borrowing Base" means an amount equal to the sum of (a) 80% of Eligible Receivables, and (b) 50% of Eligible Inventory , provided, however, in no event shall the aggregate amount under clause (b) exceed $3,500,000. Unless the Bank shall otherwise determine, the Borrowing Base as of any date shall be the Borrowing Base set forth on the most current Borrowing Base Certificate certified and delivered by the Borrower pursuant to either Section 6.8 or
Section 4.2. If, at any time, the Borrowing Base shall exceed the Commitment, for purposes of this Agreement the Borrowing Base shall be deemed to be equal to the Commitment.

            "Borrowing Base Certificate" means a certificate substantially in the form of Exhibit B hereto or such other form agreed to in writing by the Bank and the Borrower.

            "Capital Lease" means any lease which has been or should be capitalized on the books of the lessee in accordance with GAAP.

            "Change of Control" means any one or more of the following events:

                  (a) the failure by Seth Lukash to remain active in the day to day senior management of Tridex; or

                  (b) the stockholders of any Borrower shall approve a plan or proposal for the acquisition of, merger, liquidation or dissolution of such Borrower, or a sale of more than 25% of its assets in one or a series of related transactions (other than the proposed merger of Tridex NC into PSI; or

                  (c) a Person or group of Persons acting in concert (other than the direct or indirect beneficial owners of the capital stock of any Borrower as of the date of this Agreement) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of securities of such Borrower representing 25% or more of the combined voting power of the outstanding voting securities for the election of directors or shall have the right to elect a majority of the board of directors of such Borrower.

            "Closing Date" means the date this Agreement has been executed by the Borrowers and the Bank.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time.

            "Commitments" means the Term Loan Commitment and the Working Capital Commitment.

            "Consolidated Subsidiary" means any Subsidiary whose accounts are or are required to be consolidated with the accounts of a Person in accordance with GAAP.

            "Current Assets" of any Person at any time means all cash, Receivables and Inventory of such Person.

            "Current Funded Bank Debt" means, with respect to any Person, all Debt of such Person for money borrowed, other than Subordinated Debt.


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            "Current Liabilities" means all liabilities of a Person treated as current liabilities in accordance with GAAP, including without limitation (a) all obligations payable on demand or within one year after the date in which the determination is made and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made, but excluding all such liabilities or obligations which are renewable or extendible at the option of such Person to a date more than one year from the date of determination.

            "Debt" means, with respect to any Person: (a) indebtedness of such Person for borrowed money; (b) indebtedness for the deferred purchase price of property or services (except trade payables in the ordinary course of business);
(c) Unfunded Benefit Liabilities of such Person; (d) the face amount of any outstanding letters of credit issued for the account of such person; (e) obligations arising under acceptance facilities; (f) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, including any contingent obligations under swaps, derivatives, currency exchanges and similar transactions; (g) obligations secured by any Lien on property of such Person; and (h) obligations of such Person as lessee under Capital Leases.

            "Default" means any event which with the giving of notice or lapse of time, or both, would become an Event of Default.

            "Default Rate" means, with respect to the principal of any Loan and, to the extent permitted by law, any other amount payable by the Borrowers under this Agreement or the Notes that is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period from and including the due date, to, but excluding the date on which such amount is paid in full equal to two percentage points above the Prime Rate as in effect from time to time plus the applicable Margin (provided that, if the amount so in default is principal of a LIBOR Loan and the due date thereof is a day other than the last day of the Interest Period therefor, the "Default Rate" for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, two percentage points above the interest rate for such Loan as provided in Section 2.10 hereof and, thereafter, the rate provided for above in this definition).

            "Dollars" and the sign "$" mean lawful money of the United States of America.

            "EBIT" means, for any Person, for any period, earnings before Interest Expense and taxes for such Person determined in accordance with GAAP.

            "EBITDA" means, for any Person, for any period, earnings before Interest Expense, taxes, depreciation, amortization and extraordinary items for such Person determined in accordance with GAAP.

            "Eligible Inventory" means, as of any date of determination thereof, all Inventory (valued at the lower of cost or its net realizable value as determined using GAAP) owned by the Borrowers, but excluding (a) all Inventory in which the Bank does not have a first perfected security interest, subject to no other Lien prior to or on a parity with such security interest, (b) all Inventory for which warehouse receipts or documents of title have been issued, unless the same are delivered to the Bank, and (c) all other Inventory deemed ineligible by the Bank because of any circumstance that could, in the Bank's judgment, reasonably exercised, adversely affect the quality of such Inventory as collateral security. Notwithstanding the preceding sentence, "Eligible Inventory" shall not include any Inventory not located at premises owned by or leased


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to or contracted to a Borrower, unless such Inventory is in transit (and insured) or such Borrower has made a formal financing statement filing against the consignee of such Inventory and has given any party claiming of record a security interest in such consignee's Inventory, or other assets that might include such Inventory, notice of such Borrower's consignment arrangements with such consignee or has taken equivalent protective steps satisfactory to the Bank.

            "Eligible Receivables" means, as of any date of determination thereof, all Receivables of the Borrowers net of the Borrowers' customary reserves, discounts, credits, returns, rebates, allowances or set-offs, excluding the following:

                        (i) any Receivable unpaid for 90 or more days from the date of the original invoice;

                        (ii) any Receivable evidenced by chattel paper or an instrument of any kind unless such chattel paper or instrument is pledged and delivered to the Bank or unless the total amount of such Receivables at any one time does not exceed 5% of total Eligible Receivables at such time;

                        (iii) any Receivable which is owed by an account debtor which is insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, which might have an adverse effect on the business of such account debtor;

                        (iv) all Receivables deemed uncollectable by a Borrower or turned over to collection agencies or outside collection attorneys;

                        (v) any Receivable which is not a valid, legally enforceable obligation of the account debtor or is subject to any present or contingent, or any fact exists which is the basis for any future, offset or counterclaim or other defense on the part of such account debtor;

                        (vi) any Receivable not evidenced by an invoice or other documentation in form reasonably acceptable to the Bank;

                        (vii) any Receivable which arises out of any transaction between (A) any Borrower and (B) any Subsidiary or any Affiliate or any other Borrower;

                        (viii) any Receivable which is subject to any provision prohibiting its assignment or requiring notice not theretofor given of or consent not theretofor obtained to such assignment;

                        (ix) all Receivables from customers having their place of business outside of the United States of America, except for such Receivables backed by either (A) letters of credit denominated in Dollars issued to a Borrower by banks acceptable to the Bank or (B) credit insurance policies acceptable to the Bank;

                        (x) all Receivables arising out of or in connection with advance billings of a customer's requirements of supplies over a period of time, but only to the extent that such Receivables exceed 10% of all Eligible Receivables;

                        (xi) all Receivables that do not conform to the representations and warranties contained in Article 2 of the Security Agreement;


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                        (xii) all Receivables in which the Bank does not have a
first perfected security interest, subject to no other Lien prior to or on a parity with such security interest;

                        (xiii) all Receivables not denominated in Dollars;

                        (xiv) all Receivables from an account debtor if more than 50% of the aggregate Dollar amount of invoices billed with respect to such account debtor is more than 90 days past due according to the original terms of payment;

                        (xv) if any account debtor owes greater than 20% of the Dollar value of total Receivables collectively owed to the Borrowers on a consolidated basis, then all Receivables owed by such account debtor in excess of such 20% limitation shall be ineligible;

                        (xvi) any Receivable in respect of which the U.S. Government or any agency thereof is the account debtor;

                        (xvii) any Receivable which is owed by an account debtor who has disputed liability or made any claim with respect to any other account due from such account debtor to a Borrower, except the foregoing exclusion shall not apply to any account debtor unless and until such disputed amounts equal or exceed twenty percent (20%) of the aggregate Dollar amount of accounts due from such account debtor; and

                        (xviii) any Receivable which is determined by the Bank, in the exercise of its reasonable judgment, to be ineligible for any other reason generally accepted in the commercial finance business as a reason for ineligibility.

            "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including any rules and regulations promulgated thereunder.

            "ERISA Affiliate" means any corporation or trade or business which is a member of any group of organizations (i) described in section 414(b) or (c) of the Code of which any Borrower is a member, or (ii) solely for purposes of potential liability under section 302(c)(11) of ERISA and section 412(c)(11) of the Code and the lien created under section 302(f) of ERISA and section 412(n) of the Code, described in section 414(m) or (o) of the Code of which any Borrower is a member.

            "Event of Default" has the meaning given such term in Section 9.1.

            "Excess Cash Flow" shall mean (i) excess cash flow of the Borrowers on a consolidated basis after all sources and uses of cash as shown on the Borrowers' consolidated annual audited statement of cash flows in respect of each fiscal year, minus (ii) the amount (if any) by which the outstanding principal amount of the Working Capital Loans as at the end of


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such fiscal year exceeds the outstanding principal amount of the Working Capital
Loans as at the end of the fiscal year immediately preceding such fiscal year.

            "Facility Documents" means this Agreement, the Notes, the Subordination Agreements, the Security Agreement, the Pledge Agreement and each of the documents, certificates or other instruments referred to in Article 4 hereof as well as any other document, instrument or certificate to be delivered by the Borrowers in connection with this Agreement or in connection with the documents, certificates or instruments referred to in Article 4, including documents delivered in connection with any Borrowing.

            "Fixed Charge Coverage Ratio" means, with respect to any Person, for any period, the ratio of (i) EBITDA minus cash taxes paid, dividends paid and any capital expenditures, to (ii) current maturities of long term Debt, plus Interest Expense, for such period.

            "Forfeiture Proceeding" means any action, proceeding or investigation affecting the Parent or any of its Subsidiaries or Affiliates before any court, governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or the receipt of notice by any such party that any of them is a suspect in or a target of any governmental inquiry or investigation, which may result in an indictment of any of them or the seizure or forfeiture of any of their property.

            "Funded Debt" means, with respect to any Person, all Debt (senior and subordinated) of such Person for money borrowed, including Capital Lease obligations.

            "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with those used in the preparation of the financial statements referred to in
Section 5.5 (except for changes concurred in by the Borrowers' independent public accountants).

            "Interest Coverage Ratio" means, with respect to any Person, for any period, the ratio of (i) EBIT to (ii) Interest Expense for such period.

            "Interest Expense" shall mean, with respect to any Person, for any period, the sum, for such Person in accordance with GAAP, of (a) all interest on Debt that is accrued as an expense during such period (including, without limitation, imputed interest on Capital Lease obligations), plus (b) all amounts paid, accrued or amortized as an expense during such period in respect of interest rate protection agreements, minus (c) all amounts received or accrued as income during such period in respect of interest rate protection agreements.

            "Interest Period" means with respect to any LIBOR Loan, the period commencing on the date such Loan is made, converted from another type of Loan or renewed, as the case may be, and ending, as the Borrowers may select pursuant to
Section 2.11, on the numerically corresponding day in the first, second, third, sixth (or if available through the Bank, the ninth or twelfth) calendar month thereafter, provided that each such Interest Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month. With respect to Prime Rate Loans, "Interest Period" means the period commencing on the date such Loan was made and ending on the Banking Day on which such Prime Rate Loan is repaid.


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            "Inventory" means all inventory, now or hereafter owned and wherever located, of the Borrowers, including (without limitation) raw materials, work-in-process, finished goods, supplies and packaging materials.

            "Lending Office" means the lending office of the Bank set forth on the signature page.

            "LIBO Rate" means, as applicable to any LIBOR Loan, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such LIBOR Loan which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Loan; provided, however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on the day that is two
(2) London Banking Days prior to the beginning of such interest period.

            If both the Telerate and Reuters system are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such LIBOR Loan which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on the day that is two (2) London Banking Days preceding the first day of such LIBOR Loan as selected by the Bank. The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such LIBOR Loan offered by major banks in New York City at approximately 11:00 a.m. New York City time, on the day that its two London Banking Days preceding the first day of such LIBOR Loan. In the event that Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Loan cannot be determined.

            In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Requirement with respect to LIBOR deposits of the Bank then for any period during which such Reserve Requirement shall apply, LIBO Rate shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Requirement.

            "LIBOR Loan" means any Loan when and to the extent the interest rate therefor is determined on the basis of the definition "LIBO Rate."

            "Lien" means any lien (statutory or otherwise), security interest, mortgage, deed of trust, priority, pledge, negative pledge, charge, conditional sale, title retention agreement, financing lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

            "Loan" means any of the Term Loan or the Working Capital Loans, and "Loans" means the Term Loan and the Working Capital Loans.


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            "Margin" means the percentage points to be added to the Bank's Prime
Rate or the then applicable LIBOR Rate, in each case based upon the following performance criteria:


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
                                                                 Prime Rate
                                                  LIBOR Margin   Margin
           Senior Funded Debt/EBITDA              (Percentage    (Percentage
           of the Borrowers                       Points)        Points)
           ----------------                       -------        -------
           Greater than or equal to 3.00          2.75           1.00
           Less than 3.00,  but greater than or   2.25           0.00
           equal to 2.00
           Less than 2.00,  but greater than or   1.75           0.00
           equal to 1.00
           Less than 1.00                         1.25           0.00


Notwithstanding the foregoing, the applicable Margins set forth above with respect to the LIBOR Rates will be reduced by .25 percentage points upon consummation of the Mass Mutual Transaction.

            "Mass Mutual Transaction" means a transaction pursuant to which Massachusetts Mutual Life Insurance Company and/or its affiliates acquire approximately 285,714 shares of the capital stock of Tridex, which shares shall be newly issued pursuant to an equity offering by Tridex.

            "Multiemployer Plan" means a Plan defined as such in section 3(37) of ERISA to which contributions have been made by the Borrowers or any ERISA Affiliate and which is covered by Title IV of ERISA.

            "Net Income (Loss)" of any Person for any period means the net income (loss) of such Person for such period determined in accordance with GAAP.

            "Net Income Increase" means, for any period, the aggregate of fifty percent (50%) of the Borrowers' Net Income, on a consolidated basis, in respect of such period.

            "Notes" means the Term Note and the Working Capital Note.

            "Notice of Borrowing" shall mean the notice of each Borrowing described in Section 2.8 and in the form of Exhibit E hereto.

            "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

            "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

            "Plan" means any employee benefit or other plan established or maintained, or to which contributions have been made, by any Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.


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            "Pledge Agreement" means the stock pledge agreement dated as of the
Closing Date by Tridex in favor of the Bank, in substantially the form of Exhibit D.

            "Prime Rate" means that rate of interest from time to time announced by the Bank at its office located at 111 Westminster Street, Providence, Rhode Island 02903, which rate may not be the Bank's lowest or best rate.

            "Prime Rate Loan" means any Loan when and to the extent the interest rate therefor is determined in relation to the Prime Rate.

            "Receivables" means all accounts owing to a Person arising out of or in connection with the bona fide sale or lease of goods or services in the ordinary course of business.

            "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

            "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

            "Regulatory Change" means any change after the date of this Agreement in United States federal, state, municipal or foreign laws or regulations (including without limitation Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Bank of or under any United States, federal, state, municipal or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

            "Reserve Requirement" means, for any Interest Period for any LIBOR Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in Boston with deposits exceeding $1,000,000,000 against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate for LIBOR Loans is to be determined as provided in the definition of "LIBO Rate" in this Section 1.1 or (ii) any category of extensions of credit or other assets which include LIBOR Loans.

            "Revolving Credit Termination Date" means June 30, 1999; provided that if such date is not a Banking Day, the Revolving Credit Termination Date shall be the next succeeding Banking Day (or, if such next succeeding Banking Day falls in the next calendar month, the next preceding Banking Day) or (b) the earlier date of termination of the Commitments pursuant to Section 9.2.

            "Security Agreement" means the security agreement dated as of the Closing Date by the Borrowers in favor of the Bank, in substantially the form of Exhibit C.

            "Senior Funded Debt" means for any Person at any time, all Funded Debt, other than Subordinated Debt.


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            "Senior Liabilities" means for any Person at any time, all Debt, other than contingent liabilities and Subordinated Debt.

            "Sub Debt Agreements" means collectively the agreements dated April 17, 1998 governing the $11,000,000 Subordinated Debt issued to Massachusetts Mutual Life Insurance Company and certain of its affiliates.

            "Subordinated Debt" means Funded Debt of a Person subordinated to the Loans on terms satisfactory to the Bank.

            "$11,000,000 Subordinated Debt" means the Subordinated Debt issued pursuant to and governed by the Sub Debt Agreements.

            "Subsidiary" means, with respect to any Person, any corporation or other entity of which at least a majority of the securities or other ownership interests having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by such Person.

            "Tangible Capital Base" means, for any Person, the sum of Tangible Net Worth plus Subordinated Debt.

            "Tangible Net Worth" means, at any date of determination thereof, the excess of total assets of a Person over total liabilities of such Person, excluding, however, from the determination of total assets: loans and advances to officers and non-consolidated Affiliates, goodwill, trademarks, patents, organizational costs, unamortized debt discounts and expenses and other like intangible assets as defined by GAAP.

            "Term Loan" shall have the meaning set forth in Section 2.1(b) herein.

            "Term Loan Commitment" means the obligation of the Bank to make the Term Loan under this Agreement in the aggregate principal amount of up to $12,000,000, as such amount may be reduced or otherwise modified from time to time.

            "Term Note" means the promissory note of the Borrowers in the form of Exhibit A1 hereto evidencing the Term Loan made by the Bank hereunder and all promissory notes delivered in substitution or exchange therefor, as amended or supplemented from time to time.

            "Termination Date" means March 31, 2003; provided that if such date is not a Banking Day, the Termination Date shall be the next succeeding Banking Date.

            "Total Liabilities" means all liabilities of a Person which would be classified as such on a balance sheet in accordance with GAAP.

            "Unfunded Benefit Liabilities" means, with respect to any Plan, the amount (if any) by which the present value of all benefit liabilities (within the meaning of section 4001(a)(16) of ERISA) under the Plan exceeds the fair market value of all Plan assets allocable to such benefit liabilities, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA for calculating the potential liability of the Borrowers or any ERISA Affiliate under Title IV of ERISA.

            "Working Capital Commitment" means the obligation of the Bank to make the Working Capital Loans under this Agreement in the aggregate principal amount of up to


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$8,000,000, as such amount may be limited or reduced pursuant to Article 2 or otherwise modified from time.

            "Working Capital Loans" shall have the meaning set forth in Section 2.1(a) herein.

            "Working Capital Note" means the promissory note of the Borrowers in the form of Exhibit A2 hereto evidencing the Working Capital Loans made by the Bank hereunder and all promissory notes delivered in substitution or exchange therefor, as amended or supplemented from time to time.

            Section 1.1. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data required to be delivered hereunder shall be prepared in accordance with GAAP.

            Section 1.2. Currency Equivalents. For all purposes of this Agreement, all amounts denominated in a currency other than Dollars shall be converted into the Dollar equivalent of such amounts. The equivalent in another currency of an amount in Dollars shall be determined at the rate of exchange quoted by Fleet National Bank in Boston at 9:00 a.m. (Boston time) on the date of determination, to prime banks in Boston for the spot purchase in the Boston foreign exchange market of such amount of Dollars with such other currency.

                              ARTICLE 2. THE CREDIT

            Section 2.1. The Loans.

                  (a) Subject to the terms and conditions of this Agreement, the Bank agrees to make revolving loans (the "Working Capital Loans") to the Borrowers from time to time from and including the date hereof to and including the Revolving Credit Termination Date, up to but not exceeding in the aggregate principal amount at any one time outstanding the amount of the Working Capital Commitment, and provided that the aggregate outstanding principal amount of Working Capital Loans shall at no time exceed the Borrowing Base. The Working Capital Loans may be outstanding as Prime Rate Loans or LIBOR Loans (each a "type" of Loan). The Working Capital Loans shall be due and payable on the Revolving Credit Termination Date. Each type of Loan shall be made and maintained at the Bank's Lending Office for such type of Loan. The Bank and the Borrowers hereby terminate that certain Amended and Restated Credit Agreement dated as of December 15, 1995, as amended, among Tridex, UTC and the Bank.

                  (b) Subject to the terms and conditions of this Agreement, the Bank agrees to make a term loan (the "Term Loan") to the Borrowers on the date hereof in one advance in the principal amount of $12,000,000. Once so funded, the Term Loan may be outstanding in full or in part as Prime Rate Loans or LIBOR Loans (each a "type" of Loan) pursuant to the provisions of this Article 2. Principal on the Term Loan shall be payable in accordance with the following amortization schedule:

                  First Year of Amortization: $300,000 per quarter, payable on June 30, 1998, September 30, 1998, December 31, 1998 and March 31, 1999.

                  Second Year of Amortization: $450,000 per quarter, payable on June 30, 1999, September 30, 1999, December 31, 1999 and March 31, 2000.


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

                  Third Year of Amortization: $750,000 per quarter, payable on June 30, 2000, September 30, 2000, December 31, 2000 and March 31, 2001.

                  Fourth Year of Amortization: $750,000 per quarter, payable on June 30, 2001, September 30, 2001, December 31, 2001 and March 31, 2002.

                  Fifth Year of Amortization: $750,000 per quarter, payable on June 30, 2002, September 30, 2002, December 31, 2002 and March 31, 2003.

                  Each type of Loan shall be made and maintained at the Bank's Lending Office for such type of Loan.

            Section 2.2. The Notes. The Working Capital Loans shall be evidenced by a promissory note in favor of the Bank in the form of Exhibit A-2, dated the date of this Agreement, duly completed and executed by the Borrowers. The Term Loan shall be evidenced by a promissory note in favor of the Bank in the form of Exhibit A-1, dated the date of this Agreement, duly completed and executed by the Borrowers.

            Section 2.3. Purpose. The Borrowers shall use the proceeds of the Working Capital Loans for general corporate purposes, including working capital, leasehold improvements and equipment needs. In addition, up to $3,500,000 of the proceeds of the Working Capital Loans can be advanced to Tridex NC to fund a portion of the acquisition purchase price of PSI's stock, provided, however that in the event the Mass Mutual Transaction closes on or prior to the Closing Date, the aforesaid $3,500,000 amount will be reduced by the amount of the equity funds received by Tridex from the Mass Mutual Transaction. The proceeds of the Term Loan shall also be advanced to Tridex NC to fund a portion of the acquisition purchase price of PSI's stock. No proceeds of the Loans shall be used to directly or indirectly fund the needs of any Subsidiary of any Borrower if such Subsidiary is not also a Borrower hereunder. No proceeds of the Loans shall be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U.

            Section 2.4. Borrowing Procedures. The Borrowers shall give the Bank notice of each Borrowing to be made hereunder as provided in Section 2.8. Not later than 1:00 p.m. Hartford, Connecticut time on the date of such Borrowing, the Bank shall, subject to the conditions of this Agreement, make the amount of the Loan to be made by it on such day available to the Borrowers, in immediately available funds, by the Bank crediting an account of the Borrowers designated by the Borrowers and maintained with the Bank at the Lending Office.

            Section 2.5. Prepayments and Conversions.

                  (a) Optional Prepayments and Conversions. The Borrowers shall have the right to make prepayments of principal, or to convert one type of Loan into another type of Loan, at any time or from time to time; provided that: (i) the Borrowers shall give the Bank notice of each such prepayment or conversion as provided in Section 2.8; and (ii) LIBOR Loans may be prepaid or converted only on the last day of an Interest Period for such Loans, unless the Borrowers compensate the Bank as required pursuant to Section 3.4 herein, and (iii) prepayments made in respect of the Term Loan shall be applied to the installments of principal in the inverse order of their maturities.

                  (b) Mandatory Prepayments. The Borrowers shall immediately repay the excess by which the aggregate principal amount of all outstanding Working Capital Loans


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

exceeds the Working Capital Commitment. In addition, amounts outstanding under the Term Loan will be reduced from time to time by an amount equal to 50% of the annual consolidated Excess Cash Flow of the Borrowers and their subsidiaries. Payment of such Excess Cash Flow amounts shall be made within 30 days of the annual audited financial statements prepared on a consolidated basis of the Borrowers and be applied toward payments under the Term Loan in the inverse order of their maturities. In addition, 100% of the net cash proceeds from any sale by any of the Borrowers of any material assets outside of the normal course of business or from any new issuances of stock (other than pursuant to the Mass Mutual Transaction) otherwise permitted under this Agreement shall be utilized by the Borrowers to repay amounts under the Term Loan in the inverse order of their maturities. In addition, at such time, if any, as the Borrowers shall consummate the Mass Mutual Transaction, the net proceeds from such transaction shall first be utilized by the Borrowers to repay amounts outstanding as Working Capital Loans and thereafter will be utilized to repay amounts outstanding under the Term Loan in the inverse order of their maturities. In addition, upon the occurrence of any Change of Control, the Borrowers shall immediately, at the option of and upon demand by the Bank, repay all outstanding amounts under the Loans, and such amounts shall be repaid prior to making any payments on any Subordinated Debt. Each such prepayment in accordance with the foregoing provisions shall be applied first to any expenses incurred by the Bank, second to any interest due on the amount prepaid, and last to the outstanding principal amount of the Loans prepaid, in each case in such manner as provided above.

                  (c) Yield Maintenance Fee. If, at any time (i) the interest rate on any Loan is a fixed rate, and (ii) the Bank in its sole discretion should determine that current market conditions can accommodate a prepayment request, Borrowers shall have the right at any time and from time to time to prepay the Loan in whole (but not in part), and Borrowers shall pay to the Bank a yield maintenance fee in an amount computed as follows: The current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the maturity date of the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made, shall be subtracted from the "cost of funds" component of the fixed rate in effect at the time of prepayment. If the result is zero or a negative number, there shall be no yield maintenance fee. If the result is a positive number, then the resulting percentage shall be multiplied by the amount of the principal balance being prepaid. The resulting amount shall be devided by 360 and multiplied by the number of the days remaining in the term chosen pursuant to the Fixed Rate Election as to which the prepayment is made. Said amount shall be reduced to present value calculated by using the number of days remaining in the designated term and using the above-referenced United States Treasury security rate and the number of days remaining in the term chosen shall be the yield maintenance fee due to the Bank upon prepayment of the fixed rate Loan. Each reference in this paragraph to "Fixed Rate Election" shall mean the election by Borrowers pursuant to Section 2.11 hereof.

                  If by reason of an Event of Default the Bank elects to declare such Loan to be immediately due and payable, then any yield maintenance fee with respect to the Loan shall become due and payable in the same manner as though Borrowers had exercised such right of prepayment.

            Section 2.6. Late Charges. Payments not received within 10 days of the due date therefor (including payments which are incomplete due to there being insufficient funds in the Borrowers' operating accounts at the Bank) will be subject to a one-time charge equal to 5% of the amount overdue.


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

            Section 2.7. Changes of Commitment. The Borrowers shall have the right to reduce or terminate the amount of the unused portion of the Working Capital Commitment at any time or from time to time, provided that: (i) the Borrowers shall give notice of each such reduction or termination to the Bank as provided in Section 2.8; and (ii) each partial reduction shall be in an aggregate amount at least equal to $500,000 (and integral multiples of $100,000 in excess thereof). Once reduced or terminated, such Working Capital Commitment may not be reinstated.

            Section 2.8. Certain Notices. Notices by the Borrowers to the Bank of each Borrowing pursuant to Section 2.4, and each prepayment or conversion pursuant to Section 2.5(a), and each reduction or termination of a Commitment pursuant to Section 2.7 shall be irrevocable and shall be effective only if received by the Bank not later than 12:00 noon Hartford, Connecticut time, and
(a) in the case of Borrowings and prepayments of, conversions into and (in the case of LIBOR Loans) renewals of (i) Prime Rate Loans, given on the Banking Day thereof;; and (ii) LIBOR Loans, given two Banking Days prior thereto; and (b) in the case of reductions or termination of the Working Capital Commitment, given one Banking Day prior thereto. Each such Notice of Borrowing shall be in the form of Exhibit E hereto and shall specify the Loans to be borrowed, prepaid, converted or renewed and the amount (subject to Section 2.9) and type of the Loans to be borrowed, or converted, or renewed or prepaid and the date of the Borrowing or prepayment, or conversion or renewal (which shall be a Banking
Day). Each such notice of reduction or termination shall specify the amount of the Commitment to be reduced or terminated.

            Section 2.9. Minimum Amounts. Except for Borrowings which exhaust the full remaining amount of the unused portion of either of the Commitments or prepayments or conversions which result in the prepayment or conversion of all Loans, as the case may be, of a particular type, each Borrowing, optional prepayment, conversion and renewal of principal of Loans of a particular type shall be in an amount at least equal to (a) $500,000 with respect to Prime Rate Loans, and (b) $500,000 and integral multiples of $100,000 in excess thereof with respect to LIBOR Loans (borrowings, prepayments, conversions or renewals of or into Loans of different types or, in the case of LIBOR Loans, having different Interest Periods at the same time hereunder to be deemed separate borrowings, prepayments, conversions and renewals for the purposes of the foregoing, one for each type of Interest Period).

            Section 2.10. Interest.

                  (a) Interest shall accrue on the outstanding and unpaid principal amount of each Loan for the period from and including the date of such Loan to but excluding the date such Loan is due at the following rates per annum: (i) for Prime Rate Loans, at a variable rate per annum equal to the Prime Rate plus the Margin and; (ii) for LIBOR Loans, at a fixed rate equal to the LIBO Rate plus the Margin, for the period from and including the first day of the Interest Period therefore to but excluding the last day of such Interest Period. If the principal amount of any Loan and any other amount payable by the Borrowers hereunder or under the Notes shall not be paid when due (at stated maturity, by acceleration or otherwise), interest shall accrue on such amount to the fullest extent permitted by law from and including such due date to but excluding the date such amount is paid in full at the Default Rate for such type of Loan.

                  (b) The interest rate on Prime Rate Loans shall change when the Prime Rate changes and interest on each such Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Interest on each LIBOR Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.


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

                  (c) Accrued interest on all types of Loans shall be due and payable in arrears upon any payment of principal, in arrears on the last day of any Interest Period and on the last day of each calendar month, commencing May 31, 1998, and, with respect to Working Capital Loans, on the Revolving Credit Termination Date, and, with respect to the Term Loan, on the Termination Date; provided that interest accruing at the Default Rate shall be due and payable from time to time on demand of the Bank.

            Section 2.11. Interest Periods; Renewals.

                  (a) In the case of each LIBOR Loan, the Borrowers shall select an Interest Period of any duration in accordance with the definition of Interest Period in Section 1.1, subject to the following limitations: (i) no Interest Period may extend beyond the Revolving Credit Termination Date, except with respect to the Term Loan for which no Interest Period may extend beyond an Amortization Date unless, after giving effect thereto, the aggregate principal amount of the LIBOR Loans having Interest Periods which end after such Amortization Date shall be equal to or less than the principal amount to be outstanding hereunder after such Amortization Date; (iii) notwithstanding clauses (i) and (ii) above, no Interest Period shall have a duration less than one month, and if any such proposed Interest Period would otherwise be for a shorter period, such Interest Period shall not be available; (iv) if an Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next Banking Day; and (v) no more than five Interest Periods may be outstanding at any one time in respect of either the Term Loan or the Working Capital Loans.

                  (b) Upon notice to the Bank as provided in Section 2.8, the Borrowers may renew any LIBOR Loan on the last day of the Interest Period therefor as the same type of Loan with an Interest Period of the same or different duration in accordance with the limitations provided above. If the Borrowers shall fail to give notice to the Bank of such a renewal, such LIBOR Loan shall automatically become a Prime Rate Loan on the last day of the current Interest Period.

            Section 2.12. Fees.

                  (a) Commitment Fee. During the period ending on the Revolving Credit Termination Date, there will be a per annum commitment fee payable on the average unused daily availability under the Working Capital Commitment, payable quarterly in arrears on the first Banking Day after the end of each quarter and calculated on a 360 day year for actual days elapsed. The commitment fee rate will vary based on the then prevailing ratio of consolidated Senior Funded Debt to EBITDA of the Borrowers (the applicable ratio for such quarter will be the ratio determined as of the last day of the previous quarter for the twelve month period then ended), as follows:


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

                 Senior Funded Debt/EBITDA
                 of the Borrowers                                 Commitment Fee
                 ----------------                                 --------------
                 Greater than or equal to 3.00                         0.625%
                 Less than 3.00, but greater than or equal to 2.00     0.50%
                 Less than 2.00, but greater than or equal to 1.00     0.375%
                 Less than 1.00                                        0.25%

                  (b) Facility Fees. The Borrowers shall pay to the Bank, on the Closing Date, a $45,000 upfront facility fee for the Working Capital Loans. In addition, the Borrowers shall pay to the Bank, on the Closing Date, a $45,000 upfront facility fee for the Term Loan.

            Section 1.13. Payments Generally. All payments under this Agreement or the Notes shall be made in Dollars in immediately available funds not later than 1:00 p.m. Hartford, Connecticut, time on the relevant dates specified above (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day) at the Lending Office of the Bank. The Bank may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrowers with the Bank. Until the Bank and the Borrowers otherwise agree, the Bank shall debit the Borrowers' account number 9361886549 with the Bank for the amount of any payment required hereunder, but the Bank may also debit any ordinary deposit account of the Borrowers if the amount in account number 9361886549 is insufficient to make any required payment. The Borrowers shall, at the time of making each payment under this Agreement or the Notes, specify to the Bank the principal or other amount payable by the Borrowers under this Agreement or the Note to which such payment is to be applied (and in the event that it fails to so specify, or if a Default or Event of Default has occurred and is continuing, the Bank may apply such payment as it may elect in its sole discretion). If the due date of any payment under this Agreement or the Notes would otherwise fall on a day which is not a Banking Day, such date shall be extended to the next succeeding Banking Day and interest shall be payable for any principal so extended for the period of such extension.

                  ARTICLE 3. YIELD PROTECTION; ILLEGALITY; ETC.

            Section 3.1. Additional Costs.

                  (a) The Borrowers shall pay to the Bank from time to time on demand such amounts as the Bank may determine to be necessary to compensate it for any costs which the Bank determines are attributable to its making or maintaining any LIBOR Loans under this Agreement or the Notes or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by the Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to the Bank under this Agreement or the Notes in respect of any of such Loans (other than taxes imposed on the overall net income of the Bank or of its Lending Office for any of such Loans by the jurisdiction in which the Principal Office or such Lending Office is located); or (ii) imposes or modifies any reserve, special deposit, deposit insurance or


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

assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Bank (including any of such Loans or any deposits referred to in the definition of "LIBO Rate" in Section 1.1); or (iii) imposes any other condition affecting this Agreement or the Notes (or any of such extensions of credit or liabilities). The Bank will notify the Borrowers of any event occurring after the date of this Agreement which will entitle the Bank to compensation pursuant to this Section 3.1(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

                  (b) Without limiting the effect of the foregoing provisions of this Section 3.1, in the event that, by reason of any Regulatory Change, the Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of the Bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Bank which includes LIBOR Loans or
(ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if the Bank so elects by notice to the Borrowers, the obligation of the Bank to make or renew, and to convert Loans of any other type into, Loans of such type hereunder shall be suspended until the date such Regulatory Change ceases to be in effect, and the Borrowers shall on the last day(s) of the then current Interest Period(s) for the outstanding Loans of such type, either prepay such Loans or convert such Loans into another type of Loan in accordance with Section 2.5.

                  (c) Without limiting the effect of the foregoing provisions of this Section 3.1 (but without duplication), the Borrowers shall pay to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court or governmental or monetary authority of capital in respect of its Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request). The Bank will notify the Borrowers if it is entitled to compensation pursuant to this Section 3.1(c) as promptly as practicable after it determines to request such compensation.

                  (d) Determinations and allocations by the Bank for purposes of this Section 3.1 of the effect of any Regulatory Change pursuant to subsections
(a) or (b), or of the effect of capital maintained pursuant to subsection (c), on its costs of making or maintaining Loans or its obligation to make Loans, or on amounts receivable by, or the rate of return to, it in respect of Loans or such obligation, and of the additional amounts required to compensate the Bank under this Section 3.1, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis; provided, however, that the Bank shall provide ninety days' notice of any additional amounts required to compensate the Bank under this Section 3.1 (the "Adjustment"), and the Borrowers may thereafter attempt to negotiate the amount of the Adjustment in good faith with the Bank within ninety days of the day on which the Borrowers are so notified. If the Borrowers and the Bank are unable to agree on the amount of the Adjustment within such ninety-day period, then the amount of the Adjustment shall be the amount set forth in the aforementioned notice from the Bank to the Borrowers. Whatever the final Adjustment may be, if the Bank shall still have any Loans outstanding to the Borrowers upon the expiration of such ninety-day period, then the Adjustment shall be effective retroactive to the date on which the Borrowers first received notice of the Adjustment. The Bank shall not be obligated to offer LIBO Rates with respect to Interest Periods commencing during the period following any such notice and prior to agreement by the Bank and the Borrowers as to the amount of the Adjustment.

            Section 3.2. Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if the Bank determines (which determination shall be conclusive) that:

                  (a) quotations of interest rates for the relevant deposits referred to in the definition of "LIBO Rate" in Section 1.1 are not being provided in the relevant amounts or for the relevant maturities for purposes of determining the rate of interest for any LIBOR Loans as provided in this Agreement; or

                  (b) the relevant rates of interest referred to in the definition of "LIBO Rate" in Section 1.1 upon the basis of which the rate of interest for any LIBOR Loans is to be determined do not adequately cover the cost to the Bank of making or maintaining such Loans; then the Bank shall give the Borrowers prompt notice thereof, and so long as such condition remains in effect, the Bank shall be under no obligation to make or renew Loans of such type or to convert Loans of any other type into Loans of such type and the Borrowers shall, on the last day(s) of the then current Interest Period(s) for the outstanding Loans of the affected type, either prepay such Loans or convert such Loans into another type of Loans in accordance with Section 2.5.

            Section 3.3. Illegality. Notwithstanding any other provision in this Agreement, in the event that it becomes unlawful for the Bank or its Lending Office to (a) honor its obligation to make or renew LIBOR Loans hereunder or convert Loans of any type into Loans of such type, or (b) maintain LIBOR Loans hereunder, then the Bank shall promptly notify the Borrowers thereof and the Bank's obligation to make or renew LIBOR Loans and to convert other types of Loans into Loans of such type hereunder shall be suspended until such time as the Bank may again make, renew or convert and maintain such affected Loans and the Borrowers shall, on the last day(s) of the then current Interest Period for the outstanding LIBOR Loans, as the case may be (or on such earlier date as the Bank may specify to the Borrowers), either prepay such Loans or convert such Loans into another type of Loans in accordance with Section 2.5.

            Section 3.4. Certain Compensation. The Borrowers shall pay to the Bank, upon the request of the Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of the Bank) to compensate it for any loss, cost or expense which the Bank determines is attributable to:

                  (a) any payment, prepayment, conversion or renewal of a LIBOR Loan on a date other than the last day of an Interest Period for such Loan (whether by reason of acceleration or otherwise); or

                  (b) any failure by the Borrowers to borrow, convert into or renew a LIBOR Loan to be made, converted into or renewed by the Bank on the date specified therefor in the relevant notice under Section 2.4, 2.5 or 2.11, as the case may be.

      Without limiting the foregoing, such compensation shall include an amount equal to the excess, if any, of: (i) the amount of interest which otherwise would have accrued on the principal amount so paid, prepaid, converted or renewed or not borrowed, converted or renewed for the period from and including the date of such payment, prepayment or conversion or failure to borrow, convert or renew to but excluding the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or renew, to but excluding the last day of the Interest Period for such Loan which would have commenced on the date specified therefor in the relevant notice) at the applicable rate of interest for such Loan provided for herein; over (ii) with respect to a LIBOR Loan, the amount of interest (as reasonably determined by the Bank) the Bank would have bid in the London interbank market for Dollar deposits for amounts comparable to such principal amount and maturities comparable to such period. A determination of the Bank as to the amounts payable pursuant to this Section 3.4 shall be conclusive absent manifest error.

                         ARTICLE 4. CONDITIONS PRECEDENT

            Section 4.1. Documentary Conditions Precedent. The obligation of the Bank to make the Loans is subject to the conditions precedent that the Bank shall have received on or before the date of such Borrowing each of the following, in form and substance satisfactory to the Bank and its counsel:

                  (a) the Notes duly executed by the Borrowers;

                  (b) the Security Agreement duly executed by the Borrowers, together with (i) acknowledgment copies of the financing statements (UCC-1) duly filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of the Bank, desirable to perfect the security interest created by the Security Agreement; (ii) certified copies of requests for information (Form UCC-11) identifying all of the financing statements on file with respect to the Borrowers in all jurisdictions referred to under (i), including the financing statements filed by the Bank against the Borrowers, indicating that no party claims an interest in any of the Collateral (as defined in the Security Agreement);

                  (c) a certificate of the Secretary or Assistant Secretary of each Borrower, dated the Closing Date, attesting to all corporate action taken by such Borrower, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Facility Documents to which it is a party and each other document to be delivered pursuant to this Agreement and certifying copies of the Certificate of Incorporation and by-laws of such Borrower;

                  (d) a certificate of the Secretary or Assistant Secretary of each Borrower, dated the Closing Date, certifying the names and true signatures of the officers of such Borrower authorized to sign the Facility Documents to which it is a party and the other documents to be delivered by such Borrower under this Agreement;

                  (e) a certificate of a duly authorized officer of each Borrower, dated the Closing Date, stating that the representations and warranties in Article 5 of this Agreement, and Article 2 of the Security Agreement, and in each other Facility Document, are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default;

                  (f) an Environmental Indemnification Agreement duly signed by the Borrowers in form and substance satisfactory to the Bank;

                  (g) a certificate of good standing for each Borrower from the Secretary of the State of the state in which such Borrower is incorporated and each other jurisdiction in which such Borrower is qualified to do business;

                  (h) payment by the Borrowers to the Bank of the facility fees as required by Section 2.12(b), and all other expenses and fees incurred by the Bank;

                  (i) a favorable opinion of counsel for the Borrowers, dated the Closing Date, in form and substance satisfactory to the Bank;

                  (j) copies of all instruments evidencing any Subordinated Debt of any Borrower and a satisfactory review of the same;

                  (k) evidence of the acquisition by Tridex of PSI on terms satisfactory to the Bank in all respects;

                  (l) evidence of the issuance by Tridex of 714,000 shares stock of Tridex to Paul Smith, representing $5,000,000 of the acquisition purchase price of PSI's stock;

                  (m) evidence of successful placement by Tridex of at least $11,000,000 of the Subordinated Debt relating to the acquisition of PSI stock, with a current cash coupon interest rate of no greater than 12% (plus deferred interest or PIK of not greater than 7%), with a bank or other institutional lender;

                  (n) evidence of payment by Tridex to Paul Smith of $16,100,000 from available cash, representing a portion of the purchase price of PSI's stock;

                  (o) delivery to the Bank of year 2000 compliance forms satisfactory to the Bank in all respects;

                  (p) delivery to the Bank of year-end audited financial statements for both Tridex (consolidated) and PSI showing no material variations from the draft financial statements previously supplied by the Borrowers to the Bank;

                  (q) evidence of no material adverse change in the business, management, operations, properties, prospects or condition (financial or otherwise) of any Borrower or any of their respective Subsidiaries since the date of the commitment letter;

                  (r) evidence of liability and property insurance of the Borrowers satisfactory to the Bank, with suitable endorsements naming the Bank as loss payee;

                  (s) a Borrowing Base Certificate and a recent receivables and inventory aging satisfactory to the Bank;

                  (t) fair value Balance Sheets for each of the Borrowers; and

                  (u) evidence of the absence of any change in market conditions which, in the Bank's opinion, would materially impair a financial institution's ability to fund Loans of this type.

            Section 4.2. Additional Conditions Precedent. The obligation of the Bank to make the Loans pursuant to a Borrowing which increases the amount outstanding hereunder


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(including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing:

                  (a)  the following statements shall be true:

                        (i) the representations and warranties contained in
Article 5 herein, and in Article 2 of the Security Agreement, and in each other Facility Document, are true and correct on and as of the date of such Loan as though made on and as of such date; and

                        (ii) no Default or Event of Default has occurred and is continuing, or would result from such Loan; and

                        (iii) there has been no material adverse change in the business, management, operations, properties, prospects or condition (financial or otherwise) of any Borrower or any of their respective Subsidiaries since the Closing Date;

                  (b) the Bank shall have received such approvals, opinions or documents as the Bank may reasonably request; and

                  (c) the Bank shall have received a current Borrowing Base Certificate.

            Section 4.3. Deemed Representations. Each Notice of Borrowing hereunder and acceptance by any Borrower of the proceeds of such Borrowing shall constitute a representation and warranty that the statements contained in
Section 4.2(a) are true and correct both on the date of such notice and, unless any Borrower otherwise notifies the Bank prior to such Borrowing, as of the date of such Borrowing.

                    ARTICLE 5. REPRESENTATIONS AND WARRANTIES

            Each Borrower hereby represents and warrants that:

            Section 5.1. Incorporation, Good Standing and Due Qualification. Each of such Borrowers and its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required.

            Section 5.2. Corporate Power and Authority; No Conflicts. The execution, delivery and performance by such Borrower of the Facility Documents to which it is a party have been duly authorized by all necessary corporate action and do not and will not: (a) require any consent or approval of its stockholders; (b) contravene its charter or by-laws; (c) violate any provision of, or require any filing (other than the filing of the financing statements contemplated by the Security Agreement), registration, consent or approval under, any law, rule, regulation (including, without limitation, Regulation U), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to such Borrower or any of its Subsidiaries or Affiliates; (d) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or its properties may be bound or affected; (e) result in, or require, the creation or imposition of any Lien (other than as created under the Security Agreement), upon or with respect to any of the properties now owned or hereafter acquired by such Borrower; or (f) cause such Borrower (or any Subsidiary or Affiliate, as the


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

case may be) to be in default under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, agreement, lease or instrument.

            Section 5.3. Legally Enforceable Agreements. Each Facility Document to which such Borrower is a party is, or when delivered under this Agreement will be, a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally.

            Section 5.4. Litigation. Except as set forth on Schedule 5.4, there are no actions, suits or proceedings pending or, to the knowledge of such Borrower, threatened, against or affecting such Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties or business of such Borrower or any such Subsidiary or of or the ability of such Borrower to perform its obligation under the Facility Documents to which it is a party.

            Section 5.5. Financial Statements. The consolidated and consolidating balance sheet of such Borrower and its Consolidated Subsidiaries as at December 31, 1997, and the related consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity of such Borrower and its Consolidated Subsidiaries for the fiscal year then ended, and the accompanying footnotes, together with the opinion thereon as to the consolidated statements, of Price Waterhouse, independent certified public accountants, copies of which have been furnished to the Bank, are complete and correct and fairly present the financial condition of such Borrower and its Consolidated Subsidiaries as at such dates and the results of the operations of such Borrower and its Consolidated Subsidiaries for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments in the case of the interim financial statements). There are no liabilities of such Borrower or any of its Consolidated Subsidiaries, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since December 31, 1997. No information, exhibit or report furnished by such Borrower to the Bank in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading. Since December 31, 1997, there has been no material adverse change in the condition (financial or otherwise), business, operations or prospects of such Borrower or any of its Subsidiaries.

            Section 5.6. Ownership and Liens. Such Borrower and each of its Consolidated Subsidiaries has title to, or valid leasehold interests in, all of its properties and assets, real and personal, including the properties and assets, and leasehold interests reflected in the financial statements referred to in Section 5.5 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by such Borrower or any of its Subsidiaries and none of its leasehold interests is subject to any Lien, except as disclosed in such financial statements or as may be permitted hereunder and except for the Lien created by the Security Agreement.

            Section 5.7. Taxes. Except as set forth on Schedule 5.7, such Borrower and each of its Subsidiaries has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies thereon to be due, including interests and penalties.


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

            Section 5.8. ERISA. Each Plan, and, to the best knowledge of such Borrower, each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other applicable federal or state law, and no event or condition is occurring or exists concerning which such Borrower would be under an obligation to furnish a report to the Bank in accordance with Section 6.8(k) hereof. As of the most recent valuation date for each Plan, each Plan was "fully funded," which for purposes of this Section 5.8 shall mean that the fair market value of the assets of the Plan is not less than the present value of the accrued benefits of all participants in the Plan, computed on a Plan termination basis. To the best knowledge of such Borrower, no Plan has ceased being fully funded as of the date these representations are made with respect to any Loan under this Agreement.

            Section 5.9. Subsidiaries and Ownership of Stock. Schedule 5.9 is a complete and accurate list of the Subsidiaries of such Borrower, showing the jurisdiction of incorporation or organization of each Subsidiary and showing the percentage of such Borrower's ownership of the outstanding stock or other interest of each such Subsidiary. All of the outstanding capital stock or other interest of each such Subsidiary has been validly issued, is fully paid and nonassessable and is owned by such Borrower free and clear of all Liens.

            Section 5.10. Credit Arrangements. Schedule 5.10 is a complete and correct list of all credit agreements, indentures, purchase agreements, guaranties, Capital Leases and other investments, agreements and arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which such Borrower or any of its Subsidiaries is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

            Section 5.11. Operation of Business. Such Borrower and each of its Subsidiaries possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither such Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing.

            Section 5.12. Hazardous Materials. Such Borrower and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the consolidated financial condition, operations, business or prospects of such Borrower and its Consolidated Subsidiaries. Such Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a material adverse effect on the consolidated financial condition, operations, business or prospects of such Borrower and its Consolidated Subsidiaries.

            In addition, except as set forth in Schedule 5.12 hereto:


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

                  (a) No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity with respect to any alleged failure by such Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of the business of such Borrower or any of its Subsidiaries or with respect to any generation, treatment, storage, recycling, transportation, release or disposal, or any release as defined in 42 U.S.C. s/s 9601(22) ("Release") of any substance regulated under Environmental Laws ("Hazardous Materials") generated by such Borrower or any of its Subsidiaries.

                  (b) Neither such Borrower nor any of its Subsidiaries has handled any Hazardous Material, other than as a generator, on any property now or previously owned or leased by such Borrower or any of its Subsidiaries to an extent that it has, or may reasonably be expected to have, a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Borrowers and their Consolidated Subsidiaries; and

                        (i) to the best of its knowledge, no PCB is or has been present at any property now or previously owned or leased by such Borrower or any of its Subsidiaries;

                        (ii) to the best of its knowledge, no asbestos is or has been present at any property now or previously owned or leased by such Borrower or any of its Subsidiaries;

                        (iii) there are no underground storage tanks for Hazardous Materials, active or abandoned, at any property now or previously owned or leased by such Borrower or any of its Subsidiaries;

                        (iv) no Hazardous Materials have been Released, in a reportable quantity, where such a quantity has been established by statute, ordinance, rule, regulation or order, at, on or under any property now or previously owned by such Borrower or any of its Subsidiaries.

                  (c) Neither such Borrower nor any of its Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLIS") or on any similar state or foreign list or which is the subject of federal, state, foreign or local enforcement actions or other investigations which may lead to claims against such Borrower or any of its Subsidiaries for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

                  (d) No Hazardous Material generated by such Borrower or any of its Subsidiaries has been recycled, treated, stored, disposed of or Released by such Borrower or any of its Subsidiaries at any location other than those listed in Schedule 5.12 hereto.

                  (e) No oral or written notification of a Release of a Hazardous Material has been filed by or on behalf of such Borrower or any of its Subsidiaries and no property now or previously owned or leased by such Borrower or any of its Subsidiaries is listed or proposed for


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

listing on the National Priority List promulgated pursuant to CERCLA, on CERCLIS or on any similar state or foreign list of sites requiring investigation or clean-up.

                  (f) There are no Liens arising under or pursuant to any Environmental Laws on any of the real property or properties owned or leased by such Borrower or any of its Subsidiaries, and no government actions have been taken or are in process which could subject any of such properties to such Liens and neither such Borrower nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

                  (g) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of such Borrower or any of its Subsidiaries in relation to any property or facility now or previously owned or leased by such Borrower or any of its Subsidiaries which have not been made available to the Bank.

            Section 5.13. No Default on Outstanding Judgments or Orders. Such Borrower and each of its Subsidiaries has satisfied all judgments and neither such Borrower nor any of its Subsidiaries is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court, arbitrator or federal, state, municipal or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign.

            Section 5.14. No Defaults on Other Agreements. Neither such Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction which could have a material adverse effect on the business, properties, assets, operations or conditions, financial or otherwise, of such Borrower or any of its Subsidiaries, or the ability of such Borrower to carry out its obligations under the Facility Documents to which it is a party. Neither such Borrower nor any of its Subsidiaries is in default in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party.

            Section 5.15. Labor Disputes and Acts of God. Neither the business nor the properties of such Borrower or of any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of such Borrower or such Subsidiary.

            Section 5.16. Governmental Regulation. Neither such Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act, the Federal Power Act or any statute or regulation limiting its ability to incur indebtedness for money borrowed as contemplated hereby.

            Section 5.17. Partnerships. Neither such Borrower nor any of its Subsidiaries is a partner in any partnership.

            Section 5.18. No Forfeiture. Neither such Borrower nor any of its Subsidiaries or Affiliates is engaged in or proposes to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding and no Forfeiture Proceeding against any of them is pending or threatened.


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

            Section 5.19. Solvency.

                  (a) The present fair salable value of the assets of such Borrower after giving effect to all the transactions contemplated by the Facility Documents and the funding of all Commitments hereunder exceeds the amount that will be required to be paid on or in respect of the existing debts and other liabilities (including contingent liabilities) of such Borrower and its Subsidiaries as they mature.

                  (b) The property of such Borrower does not constitute unreasonably small capital for such Borrower to carry out its business as now conducted and as proposed to be conducted, including the capital needs of such Borrower.

                  (c) Such Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Borrower, and of amounts to be payable on or in respect of debt of such Borrower). The cash available to such Borrower, after taking into account all other anticipated uses of the cash of such Borrower, is anticipated to be sufficient to pay all such amounts on or in respect of debt of such Borrower when such amounts are required to be paid.

                  (d) Such Borrower does not believe that final judgments against it in actions for money damages will be rendered at a time when, or in an amount such that, such Borrower will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered). The cash available to such Borrower after taking into account all other anticipated uses of the cash of such Borrower (including the payments on or in respect of debt referred to in paragraph (c) of this Section 5.19), is anticipated to be sufficient to pay all such judgments promptly in accordance with their terms.

                        ARTICLE 6. AFFIRMATIVE COVENANTS

            So long as either of the Notes shall remain unpaid or the Bank shall have either of the Commitments under this Agreement, the Borrowers shall:

            Section 6.1. Maintenance of Existence. Preserve and maintain, and cause each of their respective Subsidiaries to preserve and maintain, their corporate existence and good standing in the jurisdiction of their incorporation, and qualify and remain qualified, and cause each of their respective Subsidiaries to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required.

            Section 6.2. Conduct of Business. Continue, and cause each of their respective Subsidiaries to continue, to engage in an efficient and economical manner in a business of the same general type as conducted by it on the date of this Agreement.

            Section 6.3. Maintenance of Properties. Maintain, keep and preserve, and cause each of their respective Subsidiaries to maintain, keep and preserve, all of their properties (tangible and intangible), necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted.

            Section 6.4. Maintenance of Records. Keep, and cause each of their respective Subsidiaries to keep, adequate records and books of account, in which complete entries will be


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

made in accordance with GAAP, reflecting all financial transactions of the Borrowers and their respective Subsidiaries.

            Section 6.5. Maintenance of Insurance. Maintain, and cause each of their respective Subsidiaries to maintain, insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in the same or similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

            Section 6.6. Compliance with Laws. Comply, and cause each of their respective Subsidiaries to comply, in all respects with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property.

            Section 6.7. Right of Inspection. At any reasonable time and from time to time, permit the Bank or any agent or representative thereof, to examine and make copies and abstracts from the records and books of account of, and visit the properties of, the Borrowers and any of their respective Subsidiaries, and to discuss the affairs, finances and accounts of the Borrowers and any such Subsidiary with any of its officers and directors and the Borrowers' independent accountants.

            Section 6.8. Reporting Requirements. Furnish to the Bank:

                  (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrowers, a consolidated and consolidating balance sheet of the Borrowers and their respective Consolidated Subsidiaries as of the end of such fiscal year and a consolidated and consolidating income statement and statements of cash flows and changes in stockholders' equity and working capital of the Borrowers and their respective Consolidated Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective consolidated and consolidating figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP and as to the consolidated statements accompanied by an opinion thereon acceptable to the Bank by Price Waterhouse or other independent accountants of national standing selected by the Borrowers;

                  (b) as soon as available and in any event within 60 days after the end of the first fiscal quarters of Tridex, a true and complete copy of Tridex's Report on Form 10-Q;

                  (c) as soon as available and in any event within 60 days after the end of each fiscal quarter, a consolidating balance sheet of the Borrowers and their respective Consolidated Subsidiaries as of the end of such month and a consolidating income statement and statements of cash flows and changes in stockholders' equity and working capital, of the Borrowers and their respective Consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, all in reasonable detail and stating in comparative form the consolidating figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP and certified by the President or Chief Financial Officer of each Borrower (subject to year-end adjustments);

                  (d) promptly upon receipt thereof, copies of any reports, inclusive of any management letters, submitted to any Borrower or any of its Subsidiaries by independent certified public accountants in connection with examination of the financial statements of such Borrower or any such Subsidiary made by such accountants;


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

                  (e) promptly at the end of each fiscal quarter, a certificate of the President or Chief Financial Officer of each Borrower (i) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and (ii) with computations demonstrating compliance with the covenants contained in Articles 7 and 8;

                  (f) as soon as available and in any event within 120 days after the end of each fiscal year of Tridex, a true and complete copy of Tridex's Report on Form 10-K;

                  (g) within 30 days after the Closing Date, and thereafter, as soon as available and in any event within 120 days after the end of each fiscal year of the Borrowers, management's projected financial statements inclusive of a balance sheet, an income statement and a statement of cash flow (supported by key assumptions) for each upcoming fiscal year, prepared on a quarterly basis for such year;

                  (h) simultaneously with the delivery of the projected financial statements referred to in Section 6.8( g), a copy of the Borrowers' business plan for each upcoming fiscal year;

                  (i) simultaneously with the delivery of the annual financial statements referred to in Section 6.8( a), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof;

                  (j) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Borrower or any of its Subsidiaries which, if determined adversely to such Borrower or such Subsidiary, could have a material adverse effect on the financial condition, properties or operations of such Borrower or such Subsidiary;

                  (k) as soon as possible and in any event within five days after the Borrower's awareness of the occurrence of each Default or Event of Default, or after the awareness by any Borrower of the violation of any covenant in any Facility Document, a written notice setting forth the details of such Default or Event of Default or such violation and the action which is proposed to be taken by any Borrower with respect thereto;

                  (l) as soon as possible, and in any event within ten days after any Borrower knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of such Borrower setting forth details respecting such event or condition and the action, if any, which such Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by such Borrower or an ERISA Affiliate with respect to such event or condition):

                        (i) any reportable event, as defined in section 4043( b) of ERISA, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of section 4043( a) of ERISA that it be notified within 30 days of the occurrence of such event (provided that a failure to meet the minimum funding standard of section 412 of the Code or section 302 of ERISA including, without limitation, the failure to make on or before its due date a required installment under section 412( m) of the Code or section 302( e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with section 412( d) of the Code) and any request for a waiver under section 412( d) of the Code for any Plan;

                        (ii) the distribution under section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by such Borrower or an ERISA Affiliate to terminate any Plan;

                        (iii) the institution by PBGC of proceedings under
section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by such Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

                        (iv) the complete or partial withdrawal from a Multiemployer Plan by such Borrower or any ERISA Affiliate that results in liability under section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt of such Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under section 4041A of ERISA;

                        (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against such Borrower or any ERISA Affiliate to enforce section 515 of ERISA, which proceeding is not dismissed within 30 days;

                        (vi) the adoption of an amendment to any Plan that pursuant to section 401( a)( 29) of the Code or section 307 of ERISA would result in the loss of tax-exempt status of the trust of which such Plan is a part if such Borrower or an ERISA Affiliate fails to timely provide security to the Plan in accordance with the provisions of said Sections;

                        (vii) any event or circumstance exists which may reasonably be expected to constitute grounds for such Borrower or any ERISA Affiliate to incur liability under Title IV of ERISA or under sections 412( c)(
11) or 412( n) of the Code with respect to any Plan; and

                        (viii) the Unfunded Benefit Liabilities of one or more Plans increase after the date of this Agreement in an amount which is material in relation to the financial condition of such Borrower and its Subsidiaries, on a consolidated basis; provided, however, that such increase shall not be deemed to be material so long as it does not exceed during any consecutive 2-year period $200,000;

                  (m) promptly after the request of the Bank, copies of each annual report filed pursuant to section 104 of ERISA with respect to each Plan (including, to the extent required by section 104 of ERISA, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information referred to in section 103) and each annual report filed with respect to each Plan under section 4065 of ERISA; provided, however, that in the case of a Multiemployer Plan, such annual reports shall be furnished only if they are available to such Borrower or an ERISA Affiliate;


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

                  (n) promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Bank pursuant to any other clause of this Section 6.8;

                  (o) promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports which any Borrower or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements which any Borrower or any of its Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange;

                  (p) as soon as available, and in any event within 10 days of the end of each fiscal month, an aging schedule with respect to Receivables of each Borrower with names of all account debtors, and an Inventory breakdown for each Borrower, as of the end of such calendar month and certified by the President or Chief Financial Officer of each Borrower;

                  (q) a monthly Borrowing Base Certificate certified by Tridex's President or Chief Financial Officer, within 10 days of the end of each month;

                  (r) promptly after the sending thereof, copies of any reports or financial covenant compliance certificates provided to the holders of Subordinated Debt by any of the Borrowers;

                  (s) notice of any proposed payment or prepayment under the $11,000,000 Subordinated Debt, at least 5 Banking Days prior to the date of such proposed payment;

                  (t) on a continuous basis, an up-to-date list of the names and addresses of all holders of the $11,000,000 Subordinated Debt;

                  (u) promptly after the commencement thereof or promptly after any Borrower knows of the commencement or threat thereof, notice of any Forfeiture Proceeding; and

                  (v) such other information respecting the condition or operations, financial or otherwise, of any Borrower or any of its Subsidiaries as the Bank may from time to time reasonably request.

            Section 6.9. Operating Accounts. Maintain, and cause each of their respective Subsidiaries to maintain, all principal United States operating accounts at the Bank.

            Section 6.10. Hedging of Interest Rate Exposure. Within 30 days of the Closing Date, the Borrowers shall, on terms and conditions acceptable to the Bank, hedge not less than 50% of their floating interest rate exposure on the Term Loan during the first two years of the Term Loan.

                          ARTICLE 7. NEGATIVE COVENANTS

            So long as either of the Notes shall remain unpaid or the Bank shall have either of the Commitments under this Agreement, the Borrowers shall not:


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            Section 7.1. Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist any Debt, except:

                  (a) Debt of the Borrowers under this Agreement or the Notes;

                  (b) Debt described in Schedule 5.10, including renewals, extensions or refinancings thereof, provided that the principal amount thereof does not increase;

                  (c) Debt of the Borrowers or any of their respective Subsidiaries secured by purchase money Liens permitted by Section 7.3;

                  (d) Debt represented by Capital Leases in an aggregate amount not to exceed [$ 500,000], so long as the Bank is provided the first opportunity to fund such Capital Lease amounts;

                  (e) Debt of any Borrower to any other Borrower;

                  (f) Debt of the Borrowers pursuant to any interest rate protection agreements entered into pursuant to Section 6.10 hereof; and

                  (g) Debt of the Borrowers or and such Subsidiary, in the maximum principal amount of $240,000, arising in connection with that certain Assistance Agreement by and between the State of Connecticut acting by the Department of Economic Development and Tridex Corporation pursuant to which the State of Connecticut has agreed to make available up to $240,000, in the form of loans or grants, for asset acquisitions (the "Assistance Agreement").


Notwithstanding the foregoing, the Borrowers will be permitted to make payments on the $11,000,000 Subordinated Debt only if the following criteria are met:

                  (a) Consolidated Senior Funded Debt of the Borrowers divided by EBITDA is less than 2.0 to 1.0 and remains below such level after such repayment of such $11,000,000 Subordinated Debt;

                  (b) Consolidated Tangible Capital Base of the Borrowers is at least $10,000,000 and remains at or above such level after the repayment of such $11,000,000 Subordinated Debt;

                  (c) Consolidated Senior Liabilities divided by Tangible Capital Base is less than 2.0 to 1.0 and remains at or below such level after the repayment of such $11,000,000 Subordinated Debt;

                  (d) The payment of such $11,000,000 Subordinated Debt may not exceed $5,000,000 annually; and

                  (e) The Borrowers are in compliance with all covenants and other terms and provisions of the Facility Documents after giving effect to any payment or prepayment of such $11,000,000 Subordinated Debt.

            Section 7.2. Guaranties, Etc. Assume, guaranty, endorse or otherwise be or become directly or contingently responsible or liable, or permit any of their respective Subsidiaries to assume, guarantee, endorse or otherwise be or become directly or indirectly


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

responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services or to supply or advance any funds, assets, goods or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss) for the obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

            Section 7.3. Liens. Create, incur, assume or suffer to exist, or permit any of their respective Subsidiaries to create, incur, assume or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except:

                  (a) Liens for taxes or assessments or other government charges or levies if not yet due and payable or if due and payable if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

                  (b) Liens imposed by law, such as mechanic's, materialmen's, landlord's, warehousemen's and carrier's Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than 30 days, or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

                  (c) Liens under workers' compensation, unemployment insurance, social security or similar legislation (other than ERISA);

                  (d) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

                  (e) judgment and other similar Liens arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                  (f) easements, rights-of-way, restrictions and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by any Borrower or any such Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

                  (g) Liens securing obligations of such a Subsidiary to a Borrower or another such Subsidiary;

                  (h) Liens set forth on Schedule 7.3, provided the Debt secured by such Liens is permitted by Section 7.1;

                  (i) purchase money Liens on any property hereafter acquired or the assumption of any Lien on property existing at the time of such acquisition, or a Lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:


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

                        (i) any property subject to any of the foregoing is acquired by a Borrower or any such Subsidiary in the ordinary course of its business and the Lien on any such property is created contemporaneously with such acquisition;

                        (ii) the obligation secured by any Lien so created, assumed or existing shall not exceed 80 percent of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby to a Borrower or any such Subsidiary acquiring the same;

                        (iii) each such Lien shall attach only to the property so acquired and fixed improvements thereon; and

                        (iv) the obligations secured by such Lien are permitted by the provisions of Section 7.1; and

            Section 7.4. Leases. Create, incur, assume or suffer to exist, or permit their respective Subsidiaries to create, incur, assume or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except: (a) leases existing on the date of this Agreement and any extensions or renewals thereof; (b) leases (other than Capital Leases) which do not in the aggregate require the Borrowers and their respective Subsidiaries on a consolidated basis to make payments (including taxes, insurance, maintenance and similar expense which any Borrower or any Subsidiary is required to pay under the terms of any lease) in any fiscal year of the Borrowers in excess of $250,000; (c) Capital Leases permitted by Section 7.3.

            Section 7.5. Investments. Make, or permit any of their respective Subsidiaries to make, any loan or advance to any Person or purchase or otherwise acquire, or permit any such Subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations or other securities of, make any capital contribution to, or otherwise invest in, or acquire any interest in, any Person, except: (a) direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition; (b) commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; (c) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating within the United States of America having capital and surplus in excess of $500,000,000; and (d) for stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to a Borrower or any such Subsidiary.

            Section 7.6. Dividends. Declare or pay any dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such whether in cash, assets or in obligations of any Borrower, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of any shares of its capital stock, or make any other distribution by reduction of capital or otherwise in respect of any shares of its capital stock or permit any of their respective Subsidiaries to purchase or otherwise acquire for value any stock of any Borrower or another such Subsidiary, except that: (a) any Borrower may declare and deliver dividends and make distributions payable solely in common stock of such Borrower; (b) any Borrower may purchase or otherwise acquire shares of its capital stock by exchange for or out of the proceeds received from a substantially concurrent issue of new shares of its capital stock; (c) payments may be made on the $11,000,000 Subordinated Debt in accordance with Section 7.1 hereof; and (d) any Subsidiary may declare and deliver dividends and make distributions to a Borrower which is its parent corporation.


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

            Section 7.7. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of, or permit any of their respective Subsidiaries to sell, lease, assign, transfer or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of such Subsidiaries, receivables and leasehold interests); except:
(a) for inventory disposed of in the ordinary course of business; (b) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (c) that any such Subsidiary may sell, lease, assign or otherwise transfer its assets to its parent corporation.

            Section 7.8. Stock of Subsidiaries, Etc. Sell or otherwise dispose of any shares of capital stock of any of their respective Subsidiaries or permit any such Subsidiary to issue any additional shares of its capital stock, except directors' qualifying shares.

            Section 7.9. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate or permit any of their respective Subsidiaries to enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arms' length transaction with a Person not an Affiliate, and except as set forth on Schedule 7.9.

            Section 7.10. Mergers, Etc. Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or acquire all or substantially all of the assets or the business of any Person (or enter into any agreement to do any of the foregoing), or permit any of their respective Subsidiaries to do so except that any such Subsidiary may merge into or transfer assets to a Borrower, and except for mergers pursuant to which (i) a Borrower is the surviving entity,
(ii) voting control of the surviving entity remains with the shareholders of such Borrower immediately preceding such merger and (iii) the Borrowers are thereafter in full compliance with all covenants herein.

            Section 7.11. No Activities Leading to Forfeiture. Neither the Borrowers nor any of their respective Subsidiaries or Affiliates shall engage in or propose to be engaged in the conduct of any business or activity which could result in a Forfeiture Proceeding.

                         ARTICLE 8. FINANCIAL COVENANTS

            So long as either of the Notes shall remain unpaid or the Bank shall have either of the Commitments under this Agreement:

            Section 8.1. Minimum Tangible Capital Base. The Borrowers, on a consolidated basis, shall maintain at all times, as measured at the end of each fiscal quarter, commencing June 30, 1998, a Tangible Capital Base of not less than $4,750,000, and such minimum dollar amount shall increase from year to year by the sum of (a) 50% of the Borrowers' Net Income for each previous fiscal year (with no reduction for losses) commencing with the annual net income determined as of December 31, 1998 plus (b) 100% of net proceeds from the sale of stock or asset sales after January 1, 1998, plus (c) 100% of the amount of any issuance of additional Subordinated Debt, plus (d) 75% of the net proceeds from the Mass Mutual Transaction.


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

            Section 8.2. Maximum Senior Funded Debt to EBITDA Ratio. The Borrowers, on a consolidated basis, shall maintain at all times, as measured at the end of each fiscal quarter, commencing June 30, 1998 for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), a ratio of Senior Funded Debt to EBITDA, of not more than 4.0 to 1.0, provided, however, that this ratio shall be reduced to not more than 3.0 to 1.0 commencing on March 31, 1999 and shall be reduced to not more than 2.5 to 1.0 commencing on March 31, 2000.

            Section 8.3. Maximum Funded Debt to EBITDA Ratio. The Borrowers, on a consolidated basis, shall maintain at all times, as measured at the end of each fiscal quarter, commencing June 30, 1998 for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), a ratio of Funded Debt to EBITDA, of not more than 6.25 to 1.0, provided, however, that this ratio shall be reduced to not more than 4.5 to
1.0 commencing on March 31, 1999 and shall be reduced to not more than 4.0 to
1.0 commencing on March 31, 2000.

            Section 8.4. Minimum Interest Coverage Ratio. The Borrowers, on a consolidated basis, shall maintain at all times, as measured at the end of each fiscal quarter, commencing June 30, 1998 for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), an Interest Coverage Ratio of not less than 2.0 to 1.0.

            Section 8.5. Minimum Fixed Charge Coverage Ratio. The Borrowers, on a consolidated basis, shall maintain at all times, as measured at the end of each fiscal quarter, commencing June 30, 1998 for the twelve month period then ended (a rolling twelve month calculation measured as of the end of each successive quarter), a Fixed Charge Coverage Ratio of not less than 1.25 to 1.0, provided, however, that this ratio shall be increased to not less than 1.5 to
1.0 commencing on March 31, 1999.

                          ARTICLE 9. EVENTS OF DEFAULT

            Section 9.1. Events of Default. Any of the following events shall be an "Event of Default":

                  (a) the Borrowers shall: (i) fail to pay the principal of any Note as and when due and payable; or (ii) fail to pay interest on any Note or any fee or other amount due hereunder as and when due and payable;

                  (b) any representation or warranty made or deemed made by any Borrower in this Agreement or in any other Facility Document or which is contained in any certificate, document, opinion, financial or other statement furnished at any time under or in connection with any Facility Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made;

                  (c) any Borrower shall: (i) fail to perform or observe any term, covenant or agreement contained in Section 2.3 or Articles 7 or 8; or (ii) fail to perform or observe any term, covenant or agreement on its part to be performed or observed (other than the obligations specifically referred to elsewhere in this Section 9.1) in any Facility Document and such failure shall continue for 20 consecutive days after the earlier to occur of (i) such Borrower's obtaining actual knowledge of such failure or default or (ii) such Borrower's receipt of written notice of such default;


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

                  (d) any Borrower, or any of its respective Subsidiaries: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as such debts become due; or (ii) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets; or (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (iv) shall have had any such petition or application filed or any such proceeding shall have been commenced against it, in which an adjudication or appointment is made or order for relief is entered, or which petition, application or proceeding remains undismissed for a period of 30 days or more; or shall be the subject of any proceeding under which its assets may be subject to seizure, forfeiture or divestiture (other than a proceeding in respect of a Lien permitted under Section 7.3( b)); or (v) by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for all or any substantial part of its property; or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 30 days or more;

                  (e) one or more judgments, decrees or orders for the payment of money in excess of $500,000 in the aggregate shall be rendered against any Borrower, or any of its respective Subsidiaries and such judgments, decrees or orders shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, discharged, satisfied or stayed or bonded pending appeal;

                  (f) any event or condition shall occur or exist with respect to any Plan or Multiemployer Plan concerning which any Borrower is under an obligation to furnish a report to the Bank in accordance with Section 6.8( h) hereof and as a result of such event or condition, together with all other such events or conditions, such Borrower or any ERISA Affiliate has incurred or in the opinion of the Bank is reasonably likely to incur a liability to a Plan, a Multiemployer Plan, the PBGC or a section 4042 Trustee (or any combination of the foregoing) which is material in relation to the financial position of such Borrower and its Subsidiaries, on a consolidated basis; provided, however, that any such amount shall not be deemed to be material so long as all such amounts do not exceed in the aggregate during any consecutive 2-year period $500,000;

                  (g) the Unfunded Benefit Liabilities of one or more Plans have increased after the date of this Agreement in an amount which is material (as specified in Section 9.1( g) hereof);

                  (h) (A) any Forfeiture Proceeding shall have been commenced or any Borrower shall have given the Bank written notice of the commencement of any Forfeiture Proceeding as provided in Section 6.8 or (B) the Bank has a good faith basis to believe that a Forfeiture Proceeding has been threatened or commenced;

                  (i) there shall be any material adverse change in the condition (financial or otherwise), business, management, operations, properties or prospects of the Borrowers and their respective Subsidiaries since the Closing Date;

                  (j) the Security Agreement shall at any time after its execution and delivery and for any reason cease: (A) to create a valid and perfected first priority security interest in and to the property purported to be subject to such agreement; or (B) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be con-


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

tested by the party thereto, or such party shall deny it has further liability or obligation thereunder or such party shall fail to perform any of its obligations thereunder;

                  (k) any refinancing of the Working Capital Loans with another financial institution, either before or after the Revolving Credit Termination Date, at a time when the Term Loan is still outstanding; or

                  (l) any default or event of default shall occur and be continuing under the Sub Debt Agreements.

            Section 9.2. Remedies. If any Event of Default shall occur and be continuing, the Bank may, by notice to the Borrowers, (a) declare the Commitments to be terminated, whereupon the same shall forthwith terminate, and
(b) declare the outstanding principal of the Notes, all interest thereon and all other amounts payable under this Agreement and the Notes or any one of them to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that, in the case of an Event of Default referred to in Section 9.1( d) or Section 9.1( h)( A) above, the Commitments shall be immediately terminated, and the Notes, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without notice, presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrowers.

                            ARTICLE 10. MISCELLANEOUS

            Section 10.1. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrowers and the Bank, and any provision of this Agreement may be waived by the Borrowers and the Bank. No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

            Section 10.2. Usury. All agreements between the Borrowers and the Bank are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced by the Notes or otherwise, shall the amount paid or agreed to be paid to the Bank for the use or the forbearance of the indebtedness evidenced by the Notes exceed the maximum permissible under applicable law. As used herein, the term "applicable law" shall mean the law in effect as of the date hereof provided, however that in the event there is a change in the law which results in a higher permissible rate of interest, then the Notes shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrowers and the Bank in the execution, delivery and acceptance of the Notes to contract in strict compliance with the laws of the State of Connecticut from time to time in effect. If, under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the Facility Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever the Bank should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and


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

not to the payment of interest. This provision shall control every other provision of all agreements between the Borrowers and the Bank.

            Section 10.3. Expenses. The Borrowers shall reimburse the Bank on demand for all reasonable costs, expenses and charges (including, without limitation, telephone, telex, courier expenses, printing costs, reasonable fees and charges of external legal counsel for the Bank and reasonable costs allocated after the Closing Date by its internal legal department) incurred by the Bank in connection with the preparation, negotiation, execution, delivery, filing, recording, performance, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes or any Facility Document (subject to a limit of $35,000, plus disbursements, for the fees of external counsel in preparing the Facility Documents). The Borrowers agree to indemnify the Bank and its directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses incurred by any of them arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by the Borrowers or any of their respective Subsidiaries of the proceeds of the Loans, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation or litigation or other proceedings (but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).

            Section 10.4. Survival. The obligations of the Borrowers under
Section 10.3 shall survive the repayment of the Loans and the termination of the Commitments.

            Section 10.5. Assignment; Participations. This Agreement shall be binding upon, and shall inure to the benefit of, the Borrowers, the Bank and their respective successors and assigns, except that no Borrower may assign or transfer its rights or obligations hereunder. The Bank may assign, or sell participations in, all or any part of any Loan to another bank or other entity, in minimum amounts of $1,000,000, in which event (a) in the case of an assignment, upon notice thereof by the Bank to the Borrowers, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were the Bank hereunder; and (b) in the case of a participation, the participant shall have no rights under the Facility Documents. The agreement executed by the Bank in favor of the participant shall not give the participant the right to require the Bank to take or omit to take any action hereunder except action directly relating to
(i) the extension of a payment date with respect to any portion of the principal of or interest on any amount outstanding hereunder allocated to such participant, (ii) the reduction of the principal amount outstanding hereunder or
(iii) the reduction of the rate of interest payable on such amount or any amount of fees payable hereunder to a rate or amount, as the case may be, below that which the participant is entitled to receive under its agreement with the Bank. The Bank may furnish any information concerning the Borrowers in the possession of the Bank from time to time to assignees and participants (including prospective assignees and participants); provided that the Bank shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information. The Bank shall have the right at any time to pledge all or any portion of its rights under the Loans or this Agreement or the Notes to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U. S. C.
Section 341. No such pledge or enforcement thereof shall release the Bank from its obligations under any of the Facility Documents.


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

            Section 10.6. Notices. Unless the party to be notified otherwise notifies the other party in writing as provided in this Section, and except as otherwise provided in this Agreement, notices shall be delivered in person or sent by overnight courier, facsimile, ordinary mail, cable or telex addressed to such party at its "Address for Notices" on the signature page of this Agreement. Notices shall be effective: (a) on the day on which delivered to such party in person, (b) on the first Banking Day after the day on which sent to such party by overnight courier, (c) if given by mail, 48 hours after deposit in the mails with first-class postage prepaid, addressed as aforesaid, and (d) if given by facsimile, cable or telex, when the facsimile, cable or telex is transmitted to the facsimile, cable or telex number as aforesaid; provided that notices to the Bank shall be effective upon receipt. Copies of all notices sent to the Borrower shall also be provided to Stephen J. Carlotti, Esq., Hinckley, Allen & Snyder, 1500 Fleet Center, Providence, Rhode Island 02930.

            Section 10.7. Setoff. The Borrowers hereby grant to the Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to the Bank, whether now existing or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of Fleet Financial Group, Inc., or in transit to any of them. At any time, without demand or notice, the Bank may set off the same or any part thereof and apply the same to any liability or obligation of the Borrowers even though unmatured and regardless of the adequacy of any other collateral securing the Loans. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE LOANS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF THE BORROWERS OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

            SECTION 10.8. JURISDICTION; IMMUNITIES. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY CONNECTICUT STATE OR UNITED STATES FEDERAL COURT SITTING IN CONNECTICUT OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NOTES, AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH CONNECTICUT STATE OR FEDERAL COURT. EACH BORROWER IRREVOCABLY CONSENT TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO EACH BORROWER AT ITS ADDRESS SPECIFIED IN SECTION 10.6. EACH BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH BORROWER FURTHER WAIVES ANY OBJECTION TO VENUE IN SUCH STATE AND ANY OBJECTION TO AN ACTION OR PROCEEDING IN SUCH STATE ON THE BASIS OF FORUM NON CONVENIENS. EACH BORROWER FURTHER AGREES THAT ANY ACTION OR PROCEEDING BROUGHT AGAINST THE BANK SHALL BE BROUGHT ONLY IN CONNECTICUT STATE OR UNITED STATES FEDERAL COURT SITTING IN CONNECTICUT. EACH BORROWER WAIVES ANY RIGHT IT MAY HAVE TO JURY TRIAL.

                  (a) Nothing in this Section 10.8 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring


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any action or proceeding against any Borrower or its property in the courts of any other jurisdictions.

                  (b) To the extent that any Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the Note.

            Section 10.9. Table of Contents; Headings. Any table of contents and the headings and captions hereunder are for convenience only and shall not affect the interpretation or construction of this Agreement.

            Section 10.10. Severability. The provisions of this Agreement are intended to be severable. If for any reason any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

            Section 10.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

            Section 10.12. Integration. The Facility Documents set forth the entire agreement between the parties hereto relating to the transactions contemplated thereby and supersede any prior oral or written statements or agreements with respect to such transactions.

            SECTION 10.13. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CONNECTICUT.

            Section 10.14. Confidentiality. The Bank agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with safe and sound banking practices, any nonpublic information supplied to it by the Borrowers pursuant to this Agreement which is identified by the Borrowers as being confidential at the time the same is delivered to the Bank, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Bank, (iii) to bank examiners, auditors or accountants, (iv) in connection with any litigation to which the Bank is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) agrees to maintain the confidentiality of such information; and provided finally that in no event shall the Bank be obligated or required to return any materials furnished by the Borrowers.

            Section 10.15. Treatment of Certain Information. Each Borrower (a) acknowledges that services may be offered or provided to it (in connection with this Agreement or otherwise) by the Bank or by one or more of its subsidiaries or affiliates and (b) acknowledges that information delivered to the Bank by any Borrower may be provided to each such subsidiary and affiliate.


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

            SECTION 10.16. COMMERCIAL WAIVER. EACH BORROWER ACKNOWLEDGES THAT THE LOANS EVIDENCED BY THE NOTES ARE FOR COMMERCIAL PURPOSES AND WAIVES ANY RIGHT TO NOTICE AND HEARING UNDER SECTIONS 52-278a THROUGH 52-278n OF THE CONNECTICUT GENERAL STATUTES AS NOW OR HEREAFTER AMENDED AND AUTHORIZES THE ATTORNEY OF THE BANK, OR ANY SUCCESSOR THERETO, TO ISSUE A WRIT OF PREJUDGMENT REMEDY WITHOUT COURT ORDER. FURTHER, EACH BORROWER HEREBY WAIVES, TO THE EXTENT PERMITTED BY LAW, THE BENEFITS OF ALL VALUATION, APPRAISEMENTS, HOMESTEAD, EXEMPTION, STAY, REDEMPTION AND MORATORIUM LAWS NOW IN FORCE OR WHICH MAY HEREAFTER BECOME LAWS. EACH BORROWER ACKNOWLEDGES THAT IT MAKES THESE WAIVERS AND THE WAIVERS CONTAINED IN SECTION 10.8 KNOWINGLY, VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THESE WAIVERS WITH ITS ATTORNEYS.

            SECTION 10.17. WAIVER OF JURY TRIAL BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE BORROWERS AND THE BANK WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE BORROWERS AND THE BANK DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE BORROWERS AND THE BANK HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER IN CONTRACT, TORT, OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO, THIS AGREEMENT OR ANY OF THE OTHER FACILITY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

            Section 10.18. Multiple Borrowers.

                  (a) It is understood and agreed by each Borrower that the handling of this credit facility on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to the Borrowers and at their request, and that the Bank shall not incur liability to the Borrowers as a result thereof. To induce the Bank to do so and in consideration thereof, each Borrower hereby agrees to indemnify the Bank and to hold the Bank harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against the Bank by any Borrower or by any other Person arising from or incurred by reason of the Bank's handling of the financing arrangements of the Borrowers as provided herein, reliance by the Bank on any request or instruction from any other Borrower or any other action taken by the Bank with respect to this Section 10.18.

                  (b) Each Borrower represents and warrants to the Bank that the request for joint handling of the Loans to be made by the Bank hereunder was made because the Borrowers are engaged in an integrated operation which required financing on a basis permitting the availability of credit from time to time to each Borrower as required for the continued successful operation of each Borrower of the integrated operation of the Borrowers. Each Borrower expects to derive benefit, directly or indirectly, from such availability because the


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

successful operation of the Borrowers is dependent on the continued successful performance of the functions of the integrated group.

                  (c) Each Borrower hereby irrevocably designates Tridex as its attorney to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of each Borrower, and does hereby authorize the Bank to pay over or credit all Loan proceeds hereunder to Tridex as the Borrowers' attorney in fact, recognizing, however, that the Bank is not bound by such authorization and may elect either to disburse loan proceeds to each Borrower directly for its use, to Tridex as attorney for any Borrower or to Tridex for its own account, in which case Tridex may advance or lend such proceeds to the other Borrowers. Notwithstanding the foregoing, the Bank agrees to advance (i) the proceeds of the Term Loan and (ii) an initial advance of $3,500,000 (subject to reduction pursuant to Section 2.3 in the event of the Mass Mutual Transaction) under the Working Capital Loans directly to Tridex NC to be utilized to pay a portion of the acquisition price of PSI's stock. In addition, and notwithstanding any other provision to the contrary in this Agreement, the Term Loan and that portion of the Working Capital Loans so advanced to Tridex NC to pay a portion of the purchase price of PSI is stock shall be repaid to the Bank in accordance with this Agreement first from Tridex NC and the liability of the other three Borrowers in respect of such Loans shall be asserted by the Bank only at such time as a demand for payment for such Loans has first been made by the Bank to Tridex NC. Subject to the foregoing, the Borrowers shall remain jointly and severally liable on all of the Loans, and each of Tridex, UTI and PSI hereby jointly and severally and unconditionally guaranty the prompt payment and performance of all obligations of Tridex NC in respect of the Loans. Each Borrower further agrees that all obligations hereunder or referred to herein or under any other Facility Document shall be joint and several, and that each Borrower shall make payment upon any notes issued pursuant hereto and any and all other obligations hereunder or referred to herein or under any other Facility Document upon their maturity by acceleration or otherwise, and that such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearances granted by the Bank to any Borrower, failure of the Bank to give any Borrower notice of borrowing or any other notice, any failure of the Bank to pursue or preserve its rights against any other Borrower, the release by the Bank of any collateral now or hereafter acquired from any Borrower, failure of the Bank to realize upon such collateral in a commercially reasonable manner, and that such agreement by each Borrower to pay upon any notice issued pursuant hereto is unconditional and unaffected by prior recourse by the Bank to the other Borrowers or any collateral for such Borrowers' obligations or the lack thereof.

                  (d) Each Borrower hereby grants a right of contribution to each other Borrower for any amount paid by such other Borrower in satisfaction of any obligations under this Agreement, the Notes or any other Facility Document; provided, however, that the aggregate of the rights of contribution against any Borrower hereunder shall not exceed such Borrower's net worth. In calculating the net worth of any Borrower for purposes of this paragraph, such Borrower's obligations under the Facility Documents will not be included in its liabilities and such Borrower's rights of contribution against other Borrowers for amounts paid under the Facility Documents will not be included in its assets.

                  (e) All notices to, or other communications with, the Borrowers or any one of them shall be sufficient if given to any of the Borrowers. Although the Bank may require that all of the Borrowers or a particular Borrower execute any document (including any Notice of Borrowing) in any matter pertaining to this Agreement or any of the other Facility Documents,


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

any one of the Borrowers may bind all of the Borrowers and any document (including any Notice of Borrowing) signed by any Borrower, and any and all action taken by any Borrower, is sufficient to represent all of the Borrowers. Without limiting the foregoing, any single Borrower may make representations and warranties on behalf of all the Borrowers or any other Borrower, and such representations and warranties shall be of the same force and effect as if made directly by such other Borrowers.

            Section 10.19. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

            Section 10.20. Time of the Essence. Time and punctuality shall be of the essence with respect to this instrument, but no delay or failure of the Bank to enforce any of the provisions herein contained and no conduct or statement of the Bank shall waive or affect any of the Bank's rights hereunder.

            Section 10.21. Reference to and Effect on the Facility Documents.

                  (a) Upon the effectiveness of this Agreement, on and after the date hereof each reference in the Facility Documents to the Credit Agreement or the Note, shall mean and be a reference to this Credit Agreement as amended and restated hereby or the Note as amended and restated in connection with the execution and delivery of this Agreement.

                  (b) The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Bank under any of the Facility Documents, nor constitute a waiver of any provision of any of the Facility Documents.

            Section 10.22. Replacement Promissory Note. Upon receipt of an affidavit of an officer of the Bank as to the loss, theft, destruction or mutilation of any Note or any other security document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other security document, Borrower will issue, in lieu thereof, a replacement Note or other security document in the same principal amount thereof and otherwise of like tenor.


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                       TRIDEX CORPORATION


                                       By
                                          ------------------------------------
                                          George T. Crandall
                                          Treasurer

                                       Address for Notices to Borrower:
                                       61 Wilton Avenue
                                       Westport, Connecticut 06880


                                       ULTIMATE TECHNOLOGY CORPORATION



                                       By
                                          ------------------------------------
                                          George T. Crandall
                                          Treasurer

                                       Address for Notices to Borrower:
                                       100 Rawson Road
                                       Victor, New York 14564


                                       PROGRESSIVE SOFTWARE, INC.


                                       By
                                          ------------------------------------
                                          Daniel Bergeron
                                          Treasurer

                                       Address for Notices to Borrower:
                                       2301 Crown Center Drive
                                       Charlotte, North Carolina 28227

                                       TRIDEX NC, INC.


                                       By
                                          ------------------------------------
                                          Daniel Bergeron
                                          Treasurer

                                       Address for Notices to Borrower:
                                       61 Wilton Avenue
                                       Westport, Connecticut 06880


                                       FLEET NATIONAL BANK


                                       By
                                          ------------------------------------
                                          Frederick A. Meagher
                                          Vice President

                                       Address for Notices and Lending Office:
                                       One Landmark Square
                                       Stamford, Connecticut 06901
                                       Attn: Frederick A. Meagher
                                             Vice President
                                       Facsimile No.: (203) 964-4836


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

EXHIBITS

Exhibit A-1 - Term Note
Exhibit A-2 - Working Capital Note
Exhibit B   - Borrowing Base Certificate
Exhibit C   - Security Agreement
Exhibit D   - Pledge Agreement
Exhibit E   - Notice of Borrowing




SCHEDULES

Schedule 5.4  - Litigation
Schedule 5.7  - Taxes
Schedule 5.9  - Subsidiaries of Borrowers
Schedule 5.10 - Credit Arrangements
Schedule 5.12 - Hazardous Materials
Schedule 7.3  - Liens
Schedule 7.9  - Transactions with Affiliates Outside the Ordinary Course of
                Business

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